PRESS RELEASE

deltathree Reports Second Quarter 2011 Financial Results

New York, NY – August 4, 2011 – deltathree, Inc. (OTCQB: DDDC), a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers, today announced financial results for the second quarter 2011 ended June 30, 2011.

Mr. Effi Baruch, Chief Executive Officer, President and Senior Vice President of Operations and Technology of deltathree, stated, “While deltathree continues to make good progress with the rollout of our international mobile VoIP offerings, with better than expected customer ramps and usage, our second quarter financial results were negatively impacted by a material drop in activity from our VoIP reseller customers based in the Middle East, caused in large part by the recent geopolitical uncertainty in the region.  If we exclude the contribution from reseller client activity in the Middle East from the results of this quarter and the corresponding period in 2010, deltathree saw year-over-year revenue growth across its core VoIP service offerings, with particular strength in our Mobile offering with ACN under the ACN Mobile World brand as well as other international service provider customers.”

“In light of this decline in reseller activity, deltathree has implemented a new streamlining initiative aimed at securing additional cost efficiency measures across all areas of the company’s operations.  Our goal is to reduce the company’s cost base and accelerate the path to near-term profitability.  The actions we’ve taken include a material reduction in headcount, along with other targeted steps, which were implemented late in the second quarter. We believe the company will benefit from these actions beginning in the second half of 2011.”

“During the quarter we continued to secure additional international service provider agreements, including an agreement with ACN Europe for deltathree's mobile phone application through which ACN Europe will promote deltathree's joip Mobile phone application under the ACN Mobile World brand through tens of thousands of ACN Europe's independent sales representatives.  ACN Mobile World is a cellular smartphone application that provides low cost mobile calls over GSM, CDMA as well as WiFi networks.  This agreement marks our first major launch in Europe, and highlights our ever-expanding reach and capabilities. The multi-language and multi-currency ACN Mobile World service was initially deployed in the United Kingdom, Ireland, Norway, Sweden, Switzerland, Denmark, France, Spain and Italy, and we have just successfully launched service in Germany, Austria, Belgium, Netherlands, Czech Republic and Hungary.  With the increasing number of long distance international calls, and high cost roaming charges becoming common for cellular customers worldwide, our European launch provides an excellent opportunity for consumers there to save considerably on their mobile phone bills,” concluded Mr. Baruch.

For the second quarter of 2011, deltathree reported total revenues of $2.2 million, as compared to $3.4 million reported for the second quarter of 2010. deltathree’s revenue declined primarily due to lower reseller revenues concentrated in the Middle East, caused in large part by deltathree’s largest reseller suspending its operations.

Second quarter 2011 GAAP net loss totaled $1.6 million, or ($0.02) per diluted share, compared to a GAAP net loss for the second quarter of 2010 of $813,000, or $(0.01) per diluted share. Second quarter 2011 net loss included a $300,000 increase in operating expense related to an accrual for commercial rent tax as well as approximately $75,000 in restructuring expenses, which were not reflected in the year-ago period.

Second quarter 2011 non-GAAP adjusted EBITDA loss (as defined below) was $859,000, or $(0.01) per diluted share, compared to a non-GAAP adjusted EBITDA loss of $543,000, or $(0.01) per diluted share, for the second quarter of 2010.

deltathree defines adjusted EBITDA as earnings before stock-based compensation, interest, income taxes, restructuring costs, accrual for commercial rent tax, depreciation and amortization. deltathree uses adjusted EBITDA as a measure of the company’s operating trends.  The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" following the Condensed Consolidated Statements of Cash Flows included in this press release.

As of June 30, 2011, deltathree held approximately $325,000 in cash, cash equivalents, restricted cash and short-term investments, and had negative working capital equal to approximately $3.7 million and negative stockholders’ equity equal to approximately $3.4 million.

While deltathree’s cost-reduction activities are expected to yield measurable improvements, the company is continuing to draw upon its cash reserves on a monthly basis. The company is continuing to explore potential capital initiatives aimed at further strengthening its balance sheet and remedying its negative working capital.

Adjusted EBITDA Financial Disclosure
Investors are cautioned that adjusted EBITDA is not a measure of liquidity or financial performance under generally accepted accounting principles (“GAAP”). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of the company’s operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. Adjusted EBITDA financial information is presented because deltathree believes that it is helpful to some investors as one measure of the company’s operations. deltathree cautions investors that non-GAAP financial information such as adjusted EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare deltathree’s results with the results from other reporting periods and with the results of other companies.

About deltathree
Founded in 1996, deltathree, Inc. is a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers. Supporting tens of thousands of active users around the world, deltathree serves customers through its service provider and reseller channel and its direct-to-consumer channel. deltathree's advanced solutions offer service providers and resellers a full spectrum of private label IP-based digital voice and video products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's direct-to-consumer channel consists of the joip Mobile, joip and iConnectHere direct-to-consumer offerings.

For more information about deltathree, please visit our website at www.deltathree.com.

For more information about joip Mobile, please visit our website at www.joipmobile.com.

For more information about joip, please visit our website at www.joip.com.

For more information about iConnectHere, please visit our website at www.iconnecthere.com.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are: our ability to obtain additional capital in the near-term to finance operations;  our ability to reduce our costs and expenses and expand our revenues; our ability to retain key personnel and employees needed to support our services and ongoing operations , especially following the reduction in force that we recently effected; our dependence on a small number of key customers for a significant percentage of our revenue; decreasing rates of telecommunications services; the public’s acceptance of VoIP telephony, and the level and rate of customer acceptance of our new products and services; the competitive environment of Internet telephony and our ability to compete effectively; fluctuations in our quarterly financial results; our ability to maintain and operate our computer and communications systems without interruptions or security breaches; our ability to operate in international markets; our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of equipment owned and operated by third parties; the uncertainty of future governmental regulation; our ability to successfully seek the return of substantially all of the funds seized by the Department of Homeland Security; the outcome of our discussions with the New York City Department of Finance regarding the outstanding commercial rent tax, interest and penalties that it claims we owe; the impact of unrest in the Middle East on our customers doing business in that region; our ability to protect our intellectual property against infringement by others, and the costs and diversion of resources relating to any claims that we infringe the intellectual property rights of third parties; our ability to comply with governmental regulations applicable to our business; the need for ongoing product and service development in an environment of rapid technological change; and other risks  referenced from time to time in our filings with the SEC and available on the Internet at http://www.sec.gov.  Except as required under the federal securities laws and the rules and regulations of the SEC, deltathree does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations Contact:	Company Contact:

Erik Knettel	Arie Rand
Grayling	Chief Financial Officer and Treasurer
1-646-284-9415	1-212-500-4860
ir@deltathree.com	arie.rand@deltathree.com

DELTATHREE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
($ in thousands)

	As of June 30,	As of December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$148	$308
Restricted cash and short-term investments	177	167
Accounts receivable, net (includes $204 and $235 as of June 30, 2011, and December 31, 2010, respectively, from a related party)	434	812
Prepaid expenses and other current assets	400	406
Inventory	29	25

Total current assets	1,188	1,718

Property and equipment, net	388	398

Deposits	86	80

Total assets	$1,662	$2,196

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities:
Current portion of capital leases	$-	$7
Accounts payable	1,238	1,554
Deferred revenues	496	659
Other current liabilities	977	1,484
Short-term loan from a related party	2,183	1,900

Total current liabilities	4,894	5,604

Long-term liabilities:
Severance pay obligations	178	152

Total long-term liabilities	178	152

Total liabilities	5,072	5,756

Stockholders’ deficiency:
Common stock, par value $0.001 - authorized 225,000,000 shares; issued and outstanding: 72,273,525 at June 30, 2011 and 72,243,971 at December 31, 2010	72	72
Additional paid-in capital	176,426	174,684
Accumulated deficit	(179,908)	(178,316)

Total stockholders’ deficiency	(3,410)	(3,560)

Total liabilities and stockholders’ deficiency	$1,662	$2,196

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010

Revenues	$2,206	$3,394	$5,990	$6,459

Costs and operating expenses:
Cost of revenues	1,561	2,793	4,355	5,040
Research and development expenses	459	404	892	766
Selling and marketing expenses	584	227	1,122	475
General and administrative expenses	628	623	368	1,177
Accrual for commercial rent tax	300	-	300	-
Depreciation and amortization	45	104	105	222

Total costs and operating expenses	3,577	4,151	7,142	7,680

Loss from operations	(1,371)	(757)	(1,152)	(1,221)

Interest expense, net	(247)	(52)	(432)	(52)

Net loss before taxes	(1,618)	(809)	(1,584)	(1,273)
Income taxes	2	4	8	12

Net loss	$(1,620)	$(813)	$(1,592)	$(1,285)

Net loss per share – basic and diluted	$(0.02)	$(0.01)	$(0.02)	$(0.02)

Basic and diluted weighted average number of shares outstanding	72,273,525	72,233,580	72,273,525	72,202,852

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(1,592)	$(1,285)

Adjustments to reconcile net loss for the period
to net cash used in operating activities:
Depreciation of property and equipment	105	222
Amortization related to convertible notes	266	-
Stock-based compensation	175	214
Tax provision	(158)	-
Accrual for commercial rent tax	300	-
Provision for losses on accounts receivable	196	3
Change in liability for severance pay, net	26	8
Exchange rates differences on deposits, net	(6)	(6)

Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	182	(32)
Increase (decrease) in prepaid expenses and other current assets	(6)	19
(Increase) decrease in inventory	(6)	2
(Decrease) increase in accounts payable and accrued expenses	(316)	50
Decrease in deferred revenues	(163)	(34)
Decrease in other current liabilities	(601)	(308)
	(6)	138
Net cash used in operating activities	(1,598)	(1,147)

Cash flows from investing activities:

Purchase of property and equipment	(95)	(60)
Increase in short-term investments	(10)	(2)
Net cash used in investing activities	(105)	(62)

Cash flows provided by financing activities:
Short-term loan from a related party	1,550	1,000
Payment of capital lease	(7)	(80)
Net cash provided by financing activities	1,543	920

Decrease in cash and cash equivalents	(160)	(289)
Cash and cash equivalents at beginning of period	308	1,514
Cash and cash equivalents at end of the period	$148	$1,225

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
($ in thousands)

	Six Months Ended June 30,
	2011	2010
Supplemental schedule of cash flow information:
Cash paid for:
Taxes	$6	$12

DELTATHREE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(Unaudited)
($ in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net loss in accordance with generally accepted accounting principles	$(1,620)	$(813)	$(1,592)	$(1,285)

Depreciation and amortization	45	104	105	222
Stock-based compensation	92	110	175	214
Accrual for commercial rent tax	300	-	300	-
Restructuring costs	75	-	75	-
Interest expense	247	52	432	52
Income taxes	2	4	8	12
Adjusted EBITDA	$(859)	$(543)	$(497)	$(785)

Basic and dilutes adjusted EBITDA per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Basic and diluted weighted average number of shares outstanding	72,273,525	72,214,873	72,273,525	72,202,852

* deltathree defines adjusted EBITDA as earnings before stock-based compensation, interest, income taxes, restructuring costs, accrual for commercial rent tax, depreciation and amortization.